Optinose Announces Preliminary Second Quarter 2021 XHANCE Net Revenue of $18.4 Million

Preliminary XHANCE Net Revenue Growth of 79% Compared to Second Quarter 2020

Company reiterates XHANCE Net Revenue guidance for the Full Year of 2021 to be at least $80 million

Conference Call and Webcast to be held August 11, 2021 at 8:00 a.m. Eastern Time

YARDLEY, Pa., July 28, 2021— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced preliminary XHANCE® (fluticasone propionate) net product revenue of $18.4 million for the three months ended June 30, 2021. This represents a 79% increase compared to the three months ended June 30, 2020, and a 67% increase compared to the three months ended March 31, 2021. The Company expects XHANCE net product revenue for the full year of 2021 to be at least $80 million.

In addition, the number of XHANCE prescriptions increased by 33% from 62,500 in the second quarter 2020 to 82,900 in the second quarter 2021 based on third-party prescription data and data from XHANCE preferred pharmacy network partners. XHANCE net revenue per prescription increased 35% from $164 in the second quarter 2020 to $221 in the second quarter 2021 based on preliminary second quarter net product revenue of $18.4 million.

The financial information included in this release is preliminary and is subject to change. The Company expects to report full financial results for the second quarter of 2021 and corporate updates before market open on Wednesday, August 11, 2021.

“We are pleased with the growth in demand for XHANCE and increased net product revenue per prescription based on preliminary second quarter net product revenue of $18.4 million,” stated CEO Peter Miller. “We believe XHANCE is on-track for full year 2021 revenues to be at least $80 million and we look forward to providing a complete update of our recent commercial performance and drug development progress on the eleventh of August.”

Company to Host Conference Call
Members of the Company’s leadership team will host a conference call starting at 8:00 a.m. Eastern Time on Wednesday, August 11, 2021 to discuss financial results and corporate updates.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until Wednesday, August 18, 2021 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID # 2867629. A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose, and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: preliminary XHANCE® net product revenue of $18.4 million for the quarter ended June 30, 2021 and growth rates over prior periods; net product revenue per prescription of $221 for the quarter ended June 30, 2021 based on preliminary XHANCE net product revenue of $18.4 million, and growth rates over prior periods; the Company’s expectation that XHANCE net product revenue for the full year of 2021 will be at least $80 million; the Company’s expectation to report full financial results for the second quarter of 2021 and corporate updates before market open on Wednesday, August 11, 2021; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives; and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the potential for preliminary XHANCE net product revenue and XHANCE net product revenue per prescription for the quarter ended June 30, 2021, as well as growth rates over prior periods, to change in connection with the finalization of the Company’s financial results for the second quarter of 2021; the extent and duration of the COVID-19 pandemic and its impact on the Company’s business, results of operations and financial condition; physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); the Company’s ability to grow XHANCE prescriptions and net revenues; unanticipated costs and expenses and the Company’s ability to comply with the covenants and terms of its debt facility; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531